Dresdner RCM Europe Fund, Inc.
Rule 10f-3 Transactions
January 1 - June 30, 1999
Date	Security	Fund	Registered Under the Securities
Act of 1933	Purchase
Price	Firm Commitment Underwriting	Common Reasonable and
 Fair Issuer in Operation 3 years	Shares Purchased
% of Fund Assets	Purchased from an
Unaffiliated Broker	% of Shares Offered
Fund Assets 	Shares Offered 	Dealer Purchased From
02/12/1999	Equant NV	DRCM Europe Fund	Yes	$74.00
	Yes	Yes	Yes	38,500	1.52%	Yes	0.09%
	187,649,599	42,000,000	MSCO
06/08/1999	Maxdata Corp	DRCM Europe Fund	Yes
	$32.31 	Yes	Yes	Yes	45,000	2.07%
	Yes	0.49%	70,270,037	9,150,000	DMGL